Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights of the Reinsurance Interval Fund” within the Prospectus and “Independent Registered Public Accounting Firm” within the Prospectus and Statement of Additional Information of Stone Ridge Trust IV, to the use of our report dated October 21, 2016, with respect to the financial statements of Stone Ridge Trust IV as of September 30, 2016, and to the incorporation by reference of our report dated December 30, 2015 with respect to the financial statements of Stone Ridge Trust II in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Stone Ridge Trust IV to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-207521).

/s/ Ernst & Young LLP

New York, NY

October 21, 2016